Portman Limited
ACN 007 871 892
ABN 22 007 871 892

27 October 2005

Level 11
The Quadrant
1 William Street
Perth 6000
Western Australia
GPO Box W2017
Perth, 6001
Tel: 61 8 9426 3333
Fax: 61 8 9426 3344

(10 pages in total)

The Announcements Officer
Australian Stock Exchange (Sydney) Limited
Level 10
20 Bond Street
SYDNEY NSW 2001

Electronically Lodged

Dear Sir

QUARTERLY REPORT FOR THE PERIOD ENDED 30 SEPTEMBER 2005

Please find attached Portman’s Quarterly Report for the period ended 30 September 2005.

Yours faithfully

/s/ L. A. Kipfstuhl

L. Kipfstuhl
COMPANY SECRETARY

PORTMAN LIMITED

A.B.N. 22 007 871 892

QUARTERLY REPORT FOR THE PERIOD ENDED
30 September 2005

HIGHLIGHTS

Earnings

•	Record quarterly and nine month income.

Marketing

•	Strong growth in demand for all major north Asian buyers.

Koolyanobbing Project

•	Quarterly shipments totalled 1.595M tonnes.

•	Commissioning of infrastructure for 8mtpa production scheduled for 1st Quarter 2006.

Cockatoo Island Project (100%)

•	Quarterly shipments totalled 271,103 tonnes.

PORTMAN LIMITED

A.B.N. 22 007 871 892

QUARTERLY REPORT FOR THE PERIOD ENDED
30 September 2005

1. PORTMAN LIMITED REPORTS THIRD-QUARTER EARNINGS

Perth, WA – October 27, 2005 – Portman Limited (ASX: PMM) today reported a record third-quarter 2005 unaudited net income of $25.6 million or 14.6 cents per share. (All per-share amounts are “diluted.”). This compares with net income of $8.7 million or 5.0 cents per share in the third quarter of 2004. Net income before transaction costs was $72.0 million or 41.0 cents per share for the nine months of 2005 versus net income of $25.9 million or 14.7 cents per share in 2004.

Following is a summary:

	(In Millions Except Per Share)
	Third Quarter		Nine Months Ending
	2005	2004	2005	2004
Income before transaction costs:
Amount	$25.6	$8.7	$72.0	$25.9
Cents per share	14.6	5.0	41.0	14.7
Expenses related to the transaction after tax:
Amount	—	—	(5.3)	—
Cents per share	—	—	(3.0)	—
Net Income:
Amount	$25.6	$8.7	$66.7	$25.9

Cents per share	14.6	5.0	38.0	14.7

The increase in income before transaction costs of $16.9 million in the third quarter and $46.1 million for the nine months was principally due to higher sales margins. Sales margins increased $23.4 million in the third quarter and $66.4 million for the nine months, primarily due to the 71.5 percent increase in iron ore prices and slightly higher sales volume.

•	Sales revenues increased $45.9 million in the third quarter and $107.3 million for the nine months, as the full effect of the price increase was realized. Partially offsetting was increased production costs, reflecting increased mining costs and higher royalties.

•	Sales volume in the third quarter of 2005 was 1.7 million tonnes and 4.7 million tonnes for the nine months, which represented a 0.2 million tonne increase for the third quarter and a 0.3 million tonne increase for the nine months versus the like periods in 2004. Portman continues to forecast total-year sales of approximately 6.6 million tones.

Production and Inventory

At September 30, 2005, Portman had 10.0 million tonnes of iron ore in inventory compared with 10.5 million tonnes at December 31, 2004 and 10.7 million tonnes at September 30, 2004. Although production schedules are subject to change, Portman expects to operate at capacity for the balance of the year and is forecasting full year production of 6.4 million tones.

Cliffs Acquisition of Portman

Cleveland-Cliffs’ purchased a controlling interest in Portman in the first half of the year and its ownership of Portman is slightly more than 80 percent.

Liquidity

At September 30, 2005, Portman had $60.8 million of cash and cash equivalents versus $17.8 million at 31 December 2004. The $43.0 million increase in liquid assets primarily reflected the favourable earnings. Portman’s previously announced expansion project, increasing production capability at Koolyanobbing from 6.0 to 8.0 million tonnes is being funded from internally generated cash flow.

Outlook

Richard Mehan, Managing Director stated that as iron ore shippers head into 2006 price negotiations the market remains tight with additional demand expected into the new year.

In regard to the expansion to 8mtpa, while some delays have been experienced, the production ramp up is scheduled during the first quarter of 2006.

International Accounting Standards

All results provided in this release have prepared in accordance with International Accounting Standards (IAS) which Portman was required to adopt from 1 January 2005. The 2004 results have been restated to be in accordance with IAS for comparative purposes.

2.	PORTMAN IRON ORE

2.1. Koolyanobbing Project

2.1.1. Production

Production and shipment for the quarter were as follows:

	Actual	Actual	Actual
	Sept Qtr 2005	YTD 2005	Sept Qtr 2004
Koolyanobbing Iron Ore Project
Waste: (bcm)
Koolyanobbing	412,878	685,522	693,569
Mt Jackson	366,718	865,935	185,207
Windarling	1,500,503	4,205,754	441,069
Total Waste	2,280,099	5,757,211	1,319,845
Ore Mined: (wmt)
Koolyanobbing	300,374	505,229	167,205
Mt Jackson	697,246	1,872,544	310,538
Windarling	607,410	2,187,863	450,241
Total Ore Mined	1,605,030	4,565,636	927,984
Ore Processed: (wmt)
Lump	785,164	2,201,808	668,944
Fines	735,422	2,136,154	678,346
Total Ore Processed	1,520,586	4,337,962	1,347,290
Ore Railed: (wmt)
Lump	784,748	2,139,926	677,673
Fines	740,949	2,112,652	682,967
Total Ore Railed	1,525,697	4,252,578	1,360,640
Ore Shipped: (wmt)
Lump	819,328	2,200,836	718,183
Fines	775,200	2,103,802	717,901
Total Ore Shipped	1,594,528	4,304,638	1,436,084

2.1.2. Project Development

•	The fourth storage shed will be complete in October 2005.

•	Expansions of the crushing and screening facilities and railroad sidings are scheduled for January 2006.

•	Sufficient new ore wagons will be delivered by end of 2005 and permit the operation of 4 x 126 wagon trains with annual capacity of 8mt.

•	Remainder of new wagons will be manufactured in the first quarter of 2006.

2.2. Cockatoo Island Joint Venture (100%)

2.2.1. Production

Production and shipments for the quarter were as follows:

	Actual	Actual	Actual

	Sept Qtr 2005	YTD 2005	Sept Qtr 2004

Cockatoo Island Iron Ore Project

Waste: (bcm)	135,485	385,897	53,230

Ore Mined (wmt)	292,571	777,301	133,140

Ore Produced (wmt)	322,187	835,634	158,257

Ore Shipped (wmt)	271,103	798,984	148,567

2.2.2 Marketing

Shipments increased slightly during the September Quarter. The project now targets an average of 2.5 ships per month.

2.3	Exploration

Summary

The Koolyanobbing project areas of Mt Jackson, Windarling and Bungalbin have been the primary focus of exploration activity during the quarter. Metallurgical test work on samples of low grade mineralisation from Cockatoo Island were also conducted.

Geological mapping at the Bungalbin Central Prospect was conducted to verify historic BHP data and to detail smaller mineralisation occurrences not recorded in the earlier mapping. Reconnaissance mapping for outcrop mineralisation along the Windarling Peak BIF unit was completed with no significant occurrences encountered.

Infill and step-out reverse circulation drill programmes were conducted at the Mt Jackson J1 and the Windarling W1 deposits. A total of 62 drill holes for 8,746 meters were completed at these deposits during the reporting period.

Mt Jackson

J1 Deposit

The J1 Deposit is the largest resource in the Koolyanobbing project area, currently estimated at approximately 31.6mt @ 60.28 Fe October 2004. The 2005 J1 drill programme is aimed at increasing the confidence in the current resource estimate and was completed during the quarter. A total of 47 reverse circulation drill holes for 4,485 metres were completed during the reporting period. Assay results have been received for the complete programme with the best results during the reporting period being:

•	65m@60.12% Fe, 0.147% P, 0.039% S, 1.33% Al2O3 and 1.56% SiO2 from 39m in drill hole J1RC175,

•	88m @ 60.93% Fe, 0.080% P, 0.172% S, 0.74% Al2O3 and 1.15% SiO2 from 30m in drill hole J1RC179,

•	65m @ 60.95% Fe, 0.052% P, 0.155%S, 0.91% Al2O3 and 1.00% SiO2 from 64m in drill hole J1RC180

•	29m @ 60.16%Fe, 0.377% P, 0.113%S, 0.52% Al2O3 and 1.60% SiO2 from 85m in drill hole J1RC194,

•	56m @ 61.96%Fe, 0.091% P, 0.052%S, 0.50% Al2O3 and 1.76% SiO2 from 25m in drill hole J1RC195,

•	42m @ 59.47%Fe, 0.079% P, 0.083%S, 0.95% Al2O3 and 2.32% SiO2 from 18m in drill hole J1RC197, and

•	64m @ 59.81%Fe, 0.052% P, 0.130%S, 1.11% Al2O3 and 2.51% SiO2 from 6m in drill hole J1RC220,

The ore zones at J1 are discontinuous due to significant cross faulting and possible tight isoclinal folding. This has produced 4 main mineralised zones separated by narrower and lower grade mineralisation. The overall mineralisation trends, based on drilling to date is similar to the original geologic model upon which the 2004 October resource estimate was based. Geologic remodelling of the deposit has been completed incorporating the 2005 drill results and Golder Associates has been commissioned to generate an updated J1 resource estimate classified in accordance with the Australasian Code for Reporting of Identified Mineral Resources and Ore Reserves (JORC, 2004). The updated resource estimate is scheduled for completion in the upcoming 4th quarter.

Windarling

W1 Deposit

The W1 drill program has targeted west and east extensions to the main zone of mineralisation. A total of 15 drill holes for 4,261 meters were completed with assays available at the end of the quarter for the first 5 holes. Best results to date include:

•	57m @ 61.64% Fe, 0.199%P, 0.020% S, 1.18% Al2O3 and 2.31% SiO2 from 33m in W1RC059,

•	31m @ 63.16% Fe, 0.106%P, 0.018% S, 0.38% Al2O3 and 2.01% SiO2 from 70m in W1RC060 and

•	33m @ 61.45% Fe, 0.172%P, 0.022% S, 0.28% Al2O3 and 4.75% SiO2 from 78m in W1RC061.

An updated geologic model for the W1 deposit will be generated in the upcoming 4th quarter following receipt of the remaining assay information.

Regional

Additional exploration tenements wee acquired during the reporting period. Two new exploration licences were granted to Portman in the Perrinvale area. Extensive outcropping of BIF occurs in this area. In the Mt Finnerty area, an iron ore joint venture agreement with Reed Resources commenced.

Exploration Expenditure

		Sept Qtr 2005	2005	Sept Qtr 2004
Koolyanobbing Project	$	893,416	2,259,358	790,138

Cockatoo Island	$	17,356	49,892	7,602

The information in this report that relates to Exploration Results, Mineral Resources or Ore Reserves is based on information compiled by Mr R G Graber, who is a Member of the American Institute of Professional Geologists (AIPG), a ‘Recognised Overseas Professional Organization’ included in a list promulgated by the ASX from time to time. Mr Graber is a full-time employee of the company. Mr Graber has sufficient experience which is relevant to the style of mineralisation and type of deposit under consideration and to the activity which he is undertaking to qualify as a Competent Person as defined in the 2004 Edition of the “Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves’. Mr Graber consents to the inclusion in the report of the matters based on his information in the form and context in which it appears.

3. FOREIGN EXCHANGE HEDGING
Total residual foreign exchange cover for the Portman Group at 30 Sept 2005 was US$297.5M.

Year	2005	2006	2007	2008	TOTAL 2005-8
Face Value US$M	51.5	142.0	79.5	24.5	297.50

Weighted Avg “Worst” Case Hedge Rate	0.7415	0.7430	0.7628	0.7467	0.7482

Portman Group’s current Foreign Exchange Policy, for all hedging, provides for;

•	Up to 12 months maturity: Uncommitted Hedging: Minimum 50% Maximum 90% of forecast USD sales Committed Hedging: Maximum 90% of forecast USD sales

•	12 to 24 months maturity: Uncommitted Hedging: Minimum 25% Maximum 75% of forecast USD sales Committed Hedging: Maximum 30% of forecast USD sales

•	24 to 26 months maturity: Uncommitted Hedging: Minimum 15% Maximum 50% of forecast USD sales Committed Hedging: Maximum 15% of forecast USD sales

PORTMAN LIMITED
A.B.N. 22 007 871 892

Corporate Information

Directors
John Brinzo	Chairman

Richard Mehan	Managing Director/CEO

David Gunning	Director

Don Gallagher	Director

William Calfee	Director

Michael Perrott	Independent Director

Malcolm Macpherson	Independent Director

Company Secretary

Leo A. Kipfstuhl

Registered Office

Level 11, The Quadrant
1 William Street
Perth 6000
WESTERN AUSTRALIA

Telephone: (08) 9426 3333
Facsimile: (08) 9426 3344

Internet site: www.portman.com.au

At 20 September 2005 there were 175,690,073 Ordinary shares on issue.

Substantial Shareholders as at 30 September 2005

Cleveland-Cliffs Australia Pty Ltd
AMP Limited

Reporting Calendar

Anticipated release dates for information in 2005 and other important anticipated dates are as follows:

2005 December Quarterly Report	31 January 2006

2005 Annual Report	Mid March 2006